Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement Form S-3 of Riley Exploration Permian, Inc. of our report dated March 29, 2021, relating to the consolidated financial statements of Riley Exploration Permian, Inc. (f/k/a Tengasco, Inc.) (which report appears in the Form 10-K of Riley Exploration Permian, Inc. for the year ended December 31, 2020 and expresses an unqualified opinion), and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Denver, Colorado
May 6, 2021